SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

June 10, 2003

Westport Resources Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	001-14256	13-3869719
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1670 Broadway Street

Suite 2800

Denver, Colorado 80202

(Address and Zip Code of Principal Executive Offices)

(303) 573-5404

(Registrant’s telephone number, including area code)

Item 5. Other Events.

The Board of Directors of Westport Resources Corporation, also referred to as Westport or the Company, has approved a $40 million increase in the Company’s 2003 capital budget. The budget increase is the result of increased cash flow from higher than expected commodity prices and will be used primarily to accelerate development of the Company’s recently acquired Utah properties and for development costs related to recent discoveries in the Gulf of Mexico. Westport expects capital expenditures during 2003 to be approximately $270 million with approximately 72% allocated for exploitation and 28% for exploration. Approximately 19% of the budget is allocated to the Northern Division, 24% allocated to the Western Division, 24% allocated to the Southern Division and 33% allocated to the Gulf of Mexico Division. Westport expects the additional spending to primarily affect operations in 2004 and beyond. The 2003 operations guidance issued on May 6, 2003 remains unchanged.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTPORT RESOURCES CORPORATION

Date: June 10, 2003	By:	/s/ LON MCCAIN
	Name: Title:	Lon McCain Vice President, Chief Financial Officer and Treasurer